Exhibit 99.1

Travelport Worldwide Limited Reports First Quarter 2015 Results

Q1 RESULTS IN LINE WITH EXPECTATIONS; FULL YEAR GUIDANCE UNCHANGED

LANGLEY, U.K., May 6, 2015 — Travelport Worldwide (NYSE: TVPT) announced today its financial results for the first quarter ended March 31, 2015.

Key Points

•	Q1 financial performance in line with management expectations, including the year-on-year impact of renegotiated legacy contracts with Orbitz Worldwide Inc., and Delta Air Lines
•	Q1 2015 net revenue flat at $572 million, with revenue per segment sold (RevPas) up 2% to $5.73. Q1 2015 Adjusted EBITDA of $137 million, down 9% from Q1 2014
•	Q1 2015 Adjusted Income per Share (diluted) of $0.24, up from $0.05 in Q1 2014
•	Air revenue down 3% to $432 million in Q1 2015. Anticipated lower volumes in the US and Europe partially offset by good growth in key geographies, in particular from Asia Pacific
•	Real momentum in Air going into the second half of the year, with over 100 airlines signed for Travelport’s industry-leading Rich Content & Branding merchandising solution and over 60 airlines with content already live
•	Strong progress continuing in Beyond Air, with revenue up 14% to $110 million in Q1 2015, representing 20% of Travel Commerce Platform revenue (Q1 2014: 18%)
•	Hospitality segments per 100 airline tickets issued in Q1 2015 increased to 41 (Q1 2014: 37)
•	Strong eNett growth in line with management expectations, with the gross dollar value of eNett Virtual Account Number transactions (VAN GDV) in Q1 2015 growing by 67% year-on-year, on a constant currency basis

Gordon Wilson, President and CEO of Travelport, commented:

“Travelport is off to a solid start in 2015 with the first quarter in line with our expectations. 2015 continues to be a transition year for Travelport as we move beyond the resolution of two key legacy contracts. Net of these, we are seeing real momentum in our business as we continue to invest in our platform and its ‘go-to-market’ capabilities. Our industry-leading Rich Content & Branding merchandising solution continues to rapidly gain traction across the airline community, with seven of the world’s top ten airlines now participating. We also continue to see double-digit growth in the Beyond Air area of our business. This has been driven by our focus on broadening the available content in hospitality which, in turn, drove an 11% increase in hospitality segments booked per 100 airline tickets, as well as eNett’s continuing expansion. We are excited about the future and remain on course with our guidance for this year.”

Summary

	Three months ended March 31,
(in $ millions, except per share amounts)	2015	2014	Better / (Worse)
Net revenue	572	572	—
Operating income	34	75	(54)%
Net loss	(7)	(27)	74%
Loss per share – diluted	$(0.07)	$(0.46)	85%
Adjusted EBITDA	137	151	(9)%
Adjusted Net Income	30	3	*
Adjusted Income per Share – diluted	$0.24	$0.05	*
Net cash provided by operating activities	11	23	(52)%
Adjusted Free Cash Flow	(21)	(4)	*
Cash dividend per share	$0.075	—	*

* Not meaningful

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Income per Share, Adjusted Net Income, Capital Expenditures, Net Debt, Trading Working Capital and Unlevered Adjusted Free Cash Flow. Please refer to pages 9, 11 and 12 of this press release for additional information, including reconciliations of such non-GAAP financial measures. We have not reconciled Adjusted EBITDA guidance to net income (loss) guidance because we do not provide guidance for share-based compensation expense, provision for income taxes, interest income, interest expense, litigation and related costs, and other items, as certain of these items are out of our control and/or cannot be reasonably predicted.

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Discussion of Results

Net Revenue and Adjusted EBITDA

Net revenue is comprised of:

	Three Months Ended March 31,		Change
(in $ millions)	2015	2014	$	%
Air	$432	$445	$(13)	(3)
Beyond Air	110	97	13	14
Travel Commerce Platform	542	542	—	—
Technology Services	30	30	—	—
Net Revenue	$572	$572	$—	—

Net revenue was $572 million for each of the three months ended March 31, 2015 and 2014. RevPas increased 2% to $5.73 driving an $11 million increase which was offset by lower volumes. International Reported Segments decreased 1% driving $6 million of the decrease and U.S. Reported Segments decreased 3% driving $5 million of the decrease. Overall, Total Reported Segments decreased 2% to 95 million.

Travel Commerce Platform revenue remained flat at $542 million. A $13 million increase in Beyond Air revenue was offset by a $13 million decrease in Air revenue. The Air revenue decrease was mainly attributable to lower volumes from our 2014 renegotiated contract with Orbitz Worldwide, Inc. and reduction in the European region, partially offset by growth in the Asia Pacific region. Beyond Air revenue increased 14% to $110 million primarily driven by continued growth in hospitality and payments. Technology Services revenue remained flat at $30 million with the negative impact of our renegotiated Delta Air Lines hosting contract (effective July 1, 2014) being largely offset by growth elsewhere in IT solutions and application development services.

Adjusted EBITDA decreased by $14 million, or 9%, to $137 million. The Adjusted EBITDA decrease of $14 million is primarily the result of lower volumes, increased expenses as we continue to grow our platform through acquisition and expand our go-to-market commercial capabilities, higher non-cash pension costs and incremental public company administrative expenses.

Operating Income

Operating income declined by $41 million, or 54%, to $34 million primarily due to the decrease in Adjusted EBITDA of $14 million, increased non-core corporate costs of $22 million (mainly additional equity-based compensation and unrealized loss on foreign currency derivative contracts) and $5 million higher depreciation and amortization charges.

Net Loss

Net loss decreased by $20 million to $7 million primarily as a result of a $49 million decrease in interest expense and loss on extinguishment of debt due to the deleveraging, debt refinancing and IPO transactions completed in 2014 plus an $11 million improvement related to our non-controlled subsidiary investments (includes a $6 million gain on the sale of all of our remaining shares of Orbitz Worldwide, Inc.), offset by a $41 million decrease in operating income.

Adjusted Net Income

Adjusted Net Income increased by $27 million, to $30 million, in the first quarter of 2015.

Net Cash Provided by Operating Activities

Net cash provided by operating activities decreased by $12 million to $11 million primarily as a result of a $34 million increased use of working capital primarily arising as a result of the timing of incentive payments and a decrease in deferred revenue, offset by a $19 million decrease in interest payments and a $3 million decrease in customer loyalty payments.

Adjusted Free Cash Flow

Adjusted Free Cash Flow, which excludes the impact of non-core adjustments, decreased by $17 million, primarily as a result of changes in our net cash provided by operating activities.

Net Debt

Net Debt increased from $2,275 million at December 31, 2014 to $2,300 million at March 31, 2015, and is comprised of $2,431 million in total debt less $131 million in cash, cash equivalents and cash held as collateral.

2

First Quarter Business Update

•	Continued Air content leadership and increasing airline participation in our industry-leading merchandising platform
o	Our industry-leading Rich Content & Branding merchandising solution continues to attract the world’s leading airlines, including seven of the world’s top 10 airlines by passengers boarded.
o	Airlines from all major geographies continue to subscribe to this unique capability, with recent signings including several leading European airlines such as TAP Portugal, Aegean Airlines of Greece and SAS Airlines, as well as the major Latin American group of carriers, LATAM Airlines.
o	102 airlines have now signed to upgrade to Travelport’s Rich Content & Branding. 63 airlines are already live with enriched product content within our point-of-sale applications.

•	Continued momentum with significant new wins in corporate and leisure travel
o	A new and expanded deal was signed with Hogg Robinson Group plc (HRG), one of the largest global corporate Travel Management Companies (TMCs), with service provision in 120 countries and £341 million in revenue for their financial year ended March 31, 2014. Over the past 18 months, Travelport has benefited from significant growth in transaction volumes with HRG with expansion into Canada and China, as well as growth attributable to HRG’s deployment of the Travelport Smartpoint point-of-sale application.
o	Our penetration in the global corporate travel space continued further with significant new business wins in multiple geographies, such as Aviatur, the third largest TMC in the Andean region, headquartered in Colombia, and Charleston Travel, a leading TMC in East Africa, headquartered in Kenya.
o	We were also very pleased to welcome back as customers the XL Travel Group (South Africa) and UNIGLOBE Travel Partners (United States), who elected to return to Travelport from our traditional GDS competitors based on the strength of our content, our point-of-sale applications such as Smartpoint and our customer service and support levels.
o	We signed new or extended agreements with several key online travel agencies (OTAs) across the world, including new business in Asia with two of the largest OTAs in South Korea, Interpark Tour and Lucky Tour, and with Akbar Travels of India. We added the business of OneTwoTrip, the largest OTA in Russia.

•	Continued strong growth in Beyond Air

Hospitality

o	Hospitality segments booked per 100 airline tickets issued via our Platform increased from 37 in Q1 2014 to 41 in Q1 2015, reflective of the significant increases in content Travelport has made available over the last 12 months.
o	Further expanding our already industry-leading hotel content, we announced an agreement with Germany-based Hotel Reservation Service (HRS) to add their significant hotel portfolio to our Travel Commerce Platform, effective from the fourth quarter of 2015. HRS offers access to 250,000 mostly independent hotels in 190 countries with particular strength in Germany. Around 70,000 of these properties will be new and incremental to Travelport’s existing portfolio.
o	Hotelzon, our corporate hotel booking application, increased its presence in Europe to 11 countries, from four since our acquisition in May 2014. The business is delivering new corporate customers across all these countries, enabling the booking of corporate negotiated rates at independent hotel properties with real-time reservation. An enhanced version of the primary user interface for Hotelzon was launched in February 2015 and is anticipated to further grow booking activity through ease of use.
o	Car rental bookings through our platform saw significant growth in Q1, with car rental days sold up 11% year-on-year. In March 2015, we recorded the highest number of car rentals ever recorded in our history in a single month.
o	We signed a new long-term distribution agreement with Accor Hotels, a leading global hotel operator with more than 3,700 hotels and 480,000 rooms across 92 countries.

Payments

o	eNett continued its strong progress with VAN GDV growing by 45% (up 67% on a constant currency basis) in the first quarter, year-on-year. Customer numbers continue to increase rapidly, and we have seen strong growth across our customer base.
o	eNett net revenue for Q1 2015 was $19 million, representing growth of 25% year-on-year, which was lower than the growth in VAN GDV due to adverse currency movements (see Impact of Foreign Exchange Movements below) and the phasing of revenue recognized under a long-term contract in Q1 2014.
o	During the period, the non-controlling interest holders in eNett International, Optal (formerly PSP International), announced that its wholly owned subsidiary, Optal Financial Limited, is now the primary issuer of eNett VANs globally. This will enhance the flexibility of eNett’s product capabilities as the business moves forward.

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Current Trading and Outlook

The second quarter of 2015 has started positively and in line with our expectations, and momentum across the business remains positive. Our guidance for full year 2015, as announced on February 23, 2015, is unchanged.

Impact of Foreign Exchange Movements

Our results of operations are reported in U.S. dollars. With approximately 95% of our net revenue denominated in U.S. dollars in Q1 2015, exchange rate movements in this currency have a low impact on our reported net revenue. eNett, which represented approximately 3% of our net revenue in Q1 2015, is the largest source of non-U.S. dollar net revenue. Approximately 80% of eNett’s net revenue in Q1 2015 was denominated in currencies other than U.S. dollars.

Of our costs and expenses in Q1 2015, excluding depreciation on property and equipment, amortization of customer loyalty payments, amortization of acquired intangible assets and non-core corporate costs, approximately 69% were denominated in U.S. dollars. As disclosed in our 2014 Annual Report on Form 10-K filed with the SEC on February 27, 2015, we employ foreign exchange forward contracts to hedge our exposure to changes in foreign exchange rates, particularly against the British pound, the Euro and the Australian dollar which are the main non-U.S. dollar components of our costs and expenses.

Management estimates that the year-on-year impact of foreign exchange movements on Q1 2015 Adjusted EBITDA was immaterial.

Dividend

On May 1, 2015, Travelport’s Board of Directors declared a cash dividend of $0.075 per common share for the first quarter of 2015. The dividend will be payable on June 18, 2015 to shareholders of record on June 5, 2015.

We intend to continue to pay dividends quarterly in arrears. The declaration and payment of all future dividends, if any, will be at the discretion of our Board and will depend upon our financial condition, earnings, contractual conditions, restrictions imposed by our credit agreement, any future indebtedness or preferred securities or applicable laws and other factors that our Board may deem relevant.

Board of Directors

We have further strengthened our Board through the appointment of a new independent director, Steven Chambers, former Executive Vice President and Chief Information Officer of Visa Europe Ltd. Mr. Chambers has spent most of his professional career in the technology and payments industries and, prior to Visa Europe, Mr. Chambers held various leadership positions with ACI Worldwide, Inc. and First Data Resources. He also previously served as a director of Monitise Plc.

With this appointment, Travelport's Board of Directors now consists of eight members, all of whom, with the exception of the President and CEO, Gordon Wilson, are independent directors.

Conference Call

The Company’s first quarter 2015 earnings conference call will be held later today (on May 6, 2015) beginning at 8.30am (ET). A live audiocast of the presentation and accompanying slides will be available via the Investors section of Travelport’s website at http://ir.travelport.com. Please visit the site or follow this link to pre-register. A replay of the audiocast will be made available on the Investors section of Travelport’s website shortly after the end of the earnings call and will be available for one year after the earnings call.

Contacts

For further information, please contact:

Investors:

Majid Nazir

Vice President, Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Media:

Kate Aldridge

Vice President, Corporate Communications
Tel: +44 (0)1753 288 720
kate.aldridge@travelport.com

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About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment and other solutions for the $8 trillion global travel and tourism industry. With a presence in over 170 countries, over 3,400 employees and 2014 net revenue of over $2.1 billion, Travelport is comprised of:

-	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (“B2B”) travel marketplace. In addition, Travelport has leveraged its domain expertise in the travel industry to design a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

-	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, UK. The Company is listed on the New York Stock Exchange and trades under the symbol “TVPT”.

Forward-Looking Statements

Certain statements in this press release, including outlook and financial guidance, constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the Eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of our information technology and intellectual property; the impact on provider capacity and inventory resulting from consolidation of the airline industry; the impact that our outstanding indebtedness may have on the way we operate our business; financing plans and access to adequate capital on favorable terms; our ability to achieve expected cost savings from our efforts to improve operational efficiency; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as eNett, in which we own a majority interest. These and other potential risks and uncertainties that could cause actual results to differ are more fully detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the SEC on February 27, 2015, which is available on the SEC website at www.sec.gov.

Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

5

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(in $ millions, except share data)	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014

Net revenue	$572	$572

Costs and expenses
Cost of revenue	349	353
Selling, general and administrative	128	88
Depreciation and amortization	61	56

Total costs and expenses	538	497

Operating income	34	75
Interest expense, net	(39)	(83)
Loss on early extinguishment of debt	—	(5)
Other income	6	—

Income (loss) before income taxes and share of losses in equity method investments	1	(13)
Provision for income taxes	(8)	(10)
Share of losses in equity method investments	—	(4)

Net loss	(7)	(27)
Net income attributable to non-controlling interest in subsidiaries	(1)	(2)
Net loss attributable to the Company	$(8)	$(29)

Loss per share – Basic and Diluted:
Loss per share	$(0.07)	$(0.46)
Weighted average common shares outstanding	121,411,360	63,303,635

6

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited)

(in $ millions, except share data)	March 31, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$107	$139
Accounts receivable (net of allowances for doubtful accounts of $15 and $14)	234	184
Deferred income taxes	5	5
Other current assets	97	84
Total current assets	443	412
Property and equipment, net	400	414
Goodwill	996	997
Trademarks and tradenames	314	314
Other intangible assets, net	601	619
Cash held as collateral	24	26
Deferred income taxes	9	9
Other non-current assets	104	101
Total assets	$2,891	$2,892

Liabilities and equity
Current liabilities:
Accounts payable	$68	$73
Accrued expenses and other current liabilities	449	426
Current portion of long-term debt	56	56
Total current liabilities	573	555
Long-term debt	2,375	2,384
Deferred income taxes	56	54
Other non-current liabilities	241	237
Total liabilities	3,245	3,230
Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of March 31, 2015 and December 31, 2014, respectively)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 121,411,360 shares issued and outstanding as of March 31, 2015 and December 31, 2014, each)	—	—
Additional paid in capital	2,718	2,715
Accumulated deficit	(2,906)	(2,898)
Accumulated other comprehensive loss	(186)	(174)
Total shareholders’ equity (deficit)	(374)	(357)
Equity attributable to non-controlling interest in subsidiaries	20	19
Total equity (deficit)	(354)	(338)
Total liabilities and equity	$2,891	$2,892

7

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

(in $ millions)	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014
Operating activities
Net loss	$(7)	$(27)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	61	56
Amortization of customer loyalty payments	18	18
Gain on sale of available-for-sale securities	(6)	—
Amortization of debt finance costs	1	3
Accrual of repayment fee and amortization of debt discount	1	3
Loss on early extinguishment of debt	—	5
Loss (gain) on foreign exchange derivative instruments	11	(1)
Payment-in-kind interest	—	6
Share of losses in equity method investments	—	4
Equity-based compensation	12	1
Deferred income taxes	2	3
Customer loyalty payments	(23)	(26)
Pension liability contribution	(1)	—
Changes in assets and liabilities:
Accounts receivable	(51)	(55)
Other current assets	(13)	4
Accounts payable, accrued expenses and other current liabilities	8	42
Other	(2)	(13)
Net cash provided by operating activities	11	23
Investing activities
Property and equipment additions	(27)	(26)
Proceeds from sale of available-for-sale securities	6	—
Purchase of equity method investment	—	(10)
Net cash used in investing activities	(21)	(36)
Financing activities
Proceeds from revolver borrowings	—	50
Repayment of term loans	(6)	(4)
Repayment of capital lease obligations	(8)	(7)
Release of cash provided as collateral	2	—
Dividend to shareholders	(9)	—
Payment related to early extinguishment of debt	—	(3)
Proceeds from settlement of derivative instruments	—	3
Net cash (used in) provided by financing activities	(21)	39
Effect of changes in exchange rates on cash and cash equivalents	(1)	—
Net (decrease) increase in cash and cash equivalents	(32)	26
Cash and cash equivalents at beginning of period	139	154
Cash and cash equivalents at end of period	$107	$180

Supplemental disclosures of cash flow information
Interest payments	$38	$57
Income tax payments, net	7	7
Non-cash exchange of debt for equity	—	135
Non-cash capital lease additions	4	5

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TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of net loss to Adjusted Net Income and Adjusted EBITDA	Three Months Ended March 31,
(in $ millions)	2015	2014
Net loss	$(7)	$(27)
Adjustments:
Amortization of intangible assets	19	19
Loss on early extinguishment of debt	—	5
Share of losses in equity method investments	—	4
Gain on sale of available-for-sale securities	(6)	—
Equity-based compensation	12	1
Corporate and restructuring costs	2	3
Other – non cash	10	(2)
Adjusted Net Income	30	3
Adjustments:
Depreciation and amortization of property and equipment	42	37
Amortization of customer loyalty payments	18	18
Interest expense, net	39	83
Provision for income taxes	8	10
Adjusted EBITDA	$137	$151

Reconciliation of Adjusted EBITDA to Net Cash Provided by Operating Activities, Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow	Three Months Ended March 31,
(in $ millions)	2015	2014
Adjusted EBITDA	$137	$151
Add (Less):
Interest payments	(38)	(57)
Tax payments	(7)	(7)
Customer loyalty payments	(23)	(26)
Changes in Trading Working Capital	(36)	(11)
Changes in accounts payable and employee related payables	(14)	(19)
Pensions liability contribution	(1)	—
Changes in other assets and liabilities	(4)	(2)
Other adjusting items (*)	(3)	(6)
Net cash provided by operating activities	11	23
Add: other adjusting items (*)	3	6
Less: capital expenditures on property and equipment additions	(27)	(26)
Less: repayment of capital lease obligations	(8)	(7)
Adjusted Free Cash Flow	(21)	(4)
Add: interest paid	38	57
Unlevered Adjusted Free Cash Flow	$17	$53

(*) Other adjusting items relate to payments for costs included within operating income, but excluded from Adjusted EBITDA. These comprise of $3 million and $6 million of payments relating to corporate cost payments during the three months ended March 31, 2015 and 2014, respectively.

9

TRAVELPORT WORLDWIDE LIMITED

OPERATING STATISTICS

(unaudited)

Net revenue is comprised of:

	Three Months Ended March 31,
(in $ millions)	2015	2014	% Change
Air	$432	$445	(3)
Beyond Air	110	97	14
Travel Commerce Platform	542	542	—
Technology Services	30	30	—
Net Revenue	$572	$572	—

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended March 31,
(in $ millions)	2015	2014	% Change
Asia Pacific	$118	$101	16
Europe	166	178	(7)
Latin America and Canada	24	23	3
Middle East and Africa	73	72	2
International	381	374	2
United States	161	168	(4)
Travel Commerce Platform	$542	$542	—

The table below sets forth Travel Commerce Platform segments by region and global RevPas:

	Segments (in millions)
	Three Months Ended March 31,
	2015	2014	% Change
Asia Pacific	17	16	11
Europe	23	25	(10)
Latin America and Canada	4	4	7
Middle East and Africa	10	10	(2)
International	54	55	(1)
United States	41	42	(3)
Travel Commerce Platform Reported Segments	95	97	(2)
International	$7.06	$6.84	3
United States	$3.97	$4.01	(1)
Travel Commerce Platform RevPas	$5.73	$5.61	2

Other Metrics

	Three Months Ended March 31,
(in millions, except where specified)	2015	2014	% Change
Transaction value processed on the Travel Commerce Platform	$21,846	$22,855	(4)
Airline tickets issued	32	32	(2)
Percent of Air segment revenue from away bookings	65%	64%	*
Hotel room nights sold	16	15	6
Car rental days sold	21	19	11
Hospitality segments per 100 airline tickets issued	41	37	11
Capital Expenditures	$35	$33	6

* Not meaningful

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TRAVELPORT WORLDWIDE LIMITED

DEFINITIONS

(unaudited)

Definitions

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest, and income taxes.

Adjusted Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, adjusted to remove the impact of cash paid for other adjusting items which we believe are unrelated to our ongoing operations and to deduct Capital Expenditures.

Adjusted Income (Loss) per Share – Diluted is defined as Adjusted Net Income (Loss) for the period divided by weighted average number of dilutive common shares.

Adjusted Net Income (Loss) is defined as net income (loss) from continuing operations excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, share of earnings (losses) in equity method investments, and items that are excluded under our debt covenants, such as gain on sale of shares of Orbitz Worldwide, Inc., non-cash equity-based compensation, certain corporate and restructuring costs, certain litigation and related costs, and other non-cash items such as foreign currency gains (losses) on euro denominated debt, and earnings hedges along with any income tax related to these exclusions.

Capital Expenditures is defined as cash paid for property and equipment plus the repayment of capital lease obligations.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year. Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company. Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives. Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Virtual Account Number Gross Dollar Value (“VAN GDV”) represents total dollar value of transactions settled via the eNett Virtual Account Number payment solution. The Company analyzes eNett’s VAN GDV on a constant currency basis, so that the growth in VAN GDV can be considered excluding movements in foreign exchange rates since the prior period. VAN GDV on a constant currency basis is computed by comparing current period’s VAN GDV restated using corresponding prior period’s average monthly foreign exchange rates, to prior period’s actual VAN GDV. This measure on a constant currency basis is considered to provide useful information to management about eNett’s VAN GDV, because it facilitates an evaluation of eNett’s year-on-year performance on a comparable basis.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash and cash equivalents, and cash held as collateral.

Reported Segments means travel provider revenue generating units (net of cancellations) sold by our travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas (“RevPas”) represents revenue per segment and is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

Trading Working Capital is defined as assets and liabilities directly related to our core trading operations (accounts receivables and deferred revenue from travel providers and travel agencies, current prepaid travel agency incentive payments and accounts payable and accrued liabilities for commissions and incentives).

Unlevered Adjusted Free Cash Flow is defined as Adjusted Free Cash Flow adjusted to remove the impact of cash interest payments.

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TRAVELPORT WORLDWIDE LIMITED

NON-GAAP FINANCIAL MEASURES

(unaudited)

Non-GAAP Financial Measures

Adjusted Net Income/(Loss) and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss), as determined under U.S. GAAP. In addition, Adjusted Net Income/(Loss) and Adjusted EBITDA may not be comparable to similarly named measures used by other companies. We have included Adjusted Net Income/(Loss) and Adjusted EBITDA as they are the primary metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. They are also used by our Board to determine incentive compensation for future periods.

We believe our important measures of liquidity are Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow. These measures are useful indicators of our ability to generate cash to meet our liquidity demands. We believe Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow provide investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash. We believe these measures give management and investors a better understanding of the cash flows generated by our underlying business, as our interest payments are primarily related to the debt incurred in relation to previous business acquisitions, cash paid for other adjusting items are unrelated to the underlying business and our capital expenditures are primarily related to the development of our operating platforms. Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow are non-GAAP measures and may not be comparable to similarly named measures used by other companies. These measures should not be considered as measures of liquidity or cash flows from operations as determined under U.S. GAAP.

We believe Adjusted Income (Loss) per Share—diluted is a useful measure for our investors as it represents, on a per share basis, our consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, which we believe are ongoing costs of doing business, as well as other items which are not allocated to the operating businesses such as interest expense and related taxes but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Income (Loss) per Share—diluted has similar limitations as Adjusted EBITDA and Adjusted Net Income (Loss) and may not be comparable to similarly named measures used by other companies. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income / (loss) and net income / (loss) per share for the period. Therefore, we believe it is important to evaluate these measures along with our consolidated statements of operations.

The management uses Net Debt to review the Company’s overall liquidity, financial flexibility, capital structure and leverage. Further, we believe, certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business. Net Debt is not a measurement of our indebtedness under U.S. GAAP and should not be considered in isolation or as alternative to assess our total debt or any other measures derived in accordance with U.S. GAAP.

We present Trading Working Capital which is a non-GAAP measure. We view Trading Working Capital as a key liquidity measure to understanding our cash sources and uses from operations.

These Non-GAAP Financial Measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.

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